EXHIBIT 4.7

Private & Confidential
DATED                                                     2007

SECOND SUPPLEMENTAL DEED

relating to a

Facilities Agreement
for a
US$145,000,000 Term Loan
and a
US$150,000,000 Revolving Credit Facility

to
OMEGA NAVIGATION ENTERPRISES, INC.

provided by the
banks and financial institutions
listed in Schedule 1

Arranger
HSH NORDBANK AG

Swap Bank
HSH NORDBANK AG

Agent
HSH NORDBANK AG

AS AMENDED AND SUPPLEMENTED
BY A FIRST SUPPLEMENTAL DEED
DATED 28 JULY 2006

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 39.046

THIS SECOND SUPPLEMENTAL DEED is dated                                            2007 and made BETWEEN:

(1)	OMEGA NAVIGATION ENTERPRISES, INC. as borrower (the "Borrower");

(2)	the banks and financial institutions whose names and addresses are set out in Schedule 1 (the "Banks");

(3)	HSH NORDBANK AG in its capacity as mandated lead arranger (the "Arranger");

(4)	HSH NORDBANK AG in its capacity as swap bank (the "Swap Bank"); and

(5)	HSH NORDBANK AG in its capacity as agent, security agent and trustee (the "Agent").

WHEREAS:

(A)
This Deed is supplemental to a facilities agreement dated 7 April 2006 (the "Original Agreement") as amended and supplemented by a first supplemental  deed dated 28 July 2006 (the "First Supplemental" and together with the Original Agreement, the "Principal Agreement") each made between (1) the Borrower, (2) the Banks, (3) the Arranger, (4) the Swap Bank and (5) the Agent as agent, security agent and trustee on behalf of the Finance Parties (as therein defined), pursuant to which the Banks agreed (inter alia) to advance by way of a term loan facility ("Facility A") and a revolving credit facility ("Facility B") to the Borrower the principal sum of up to two hundred and ninety five million Dollars ($295,000,000) (the "Facility") in respect of which Facility A is not to exceed one hundred and forty five million Dollars ($145,000,000) and Facility B is not to exceed one hundred and fifty million Dollars ($150,000,000), upon the terms and conditions contained in the Principal Agreement.

(B)
The Borrower has agreed to purchase from Retro Investments S.A. and Kamsea Navigation Inc. (together, the "Sellers") two product carriers which are currently under construction and scheduled for delivery by the Sellers on March 23, 2007 and April 26, 2007, respectively, pursuant to two memoranda of agreement both dated 7 February 2007 (together, the "MOAs") at an aggregate Contract Price of one hundred and twenty nine million Dollars ($129,000,000) comprising a Contract Price of sixty four million five hundred thousand Dollars ($64,500,000) for each such ship (together, the "New Ships").

(C)
The Borrower has requested that the Banks make available a part of the Loan not exceeding the lesser of (a) ninety four million three hundred and seventeen thousand three hundred and forty nine Dollars and fourteen cents ($94,317,349.14) and (b) seventy three point twelve per cent (73.12%) of the lower of the aggregate Contract Prices and the Fair Market Values on the date of signing of this Deed, which is to be applied by the Borrower in making available to the relevant Additional Owners intra-group loans under the Intra- Group Loan Agreements to allow the relevant Additional Owners to finance part of the Contract Prices of both New Ships, and comprising one tranche for each New Ship each not exceeding the lower of (a) forty seven million one hundred and fifty eight thousand six hundred and seventy four Dollars and fifty seven cents ($47,158,674.57) and (b) the lower of seventy three point twelve per cent (73.12%) of the Contract Price and the Fair Market Value on the date of signing of this Deed.

(D)
For the purposes of Recital (C), the Borrower has requested that part of Facility A, in the amount of thirty eight million one hundred and one thousand seven hundred and twenty four Dollars and fourteen cents ($38,101,724.14) be made available for borrowing again (once only) and that this sum, together with a sum of fifty six million two hundred and fifteen thousand six hundred and twenty five Dollars ($56,215,625) comprising part of Facility B, be used for financing the acquisition of the New Ships.

(E)
The Borrower has requested that the New Ships comprise Additional Ships for the purposes of the Principal Agreement and that the Principal Agreement be further supplemented and amended and for the purposes, inter alia, of effecting the foregoing, this Deed sets out the terms and conditions upon which the Finance Parties shall, at the request of the Borrower, agree to such amendment.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires:

"Effective Date" means the date, being no later than 23 March 2007, on which the Agent notifies the Borrower in writing that the Agent has received the documents and evidence specified in Clause 5.1 required on or prior to the first Drawdown Date to occur in a form and substance satisfactory to it;

"Facilities Agreement" means the Original Agreement as supplemented and amended by the First Supplemental and this Deed;

"First Supplemental" means the supplemental deed dated 28 July 2006; and

"Supplemental Security Documents Letters" means the letters supplemental to the Owner's Guarantees and each of the other Security Documents to which the Owners are a party executed or (as the context may require) to be executed by each of the Owners in favour of the Agent and the Banks substantially in the form set out in Schedule 3.

1.3	Principal Agreement

References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Agreement as amended by the First Supplemental and this Deed and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Original Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.5	Construction of certain terms

Clause 1.4 of the Original Agreement shall apply to this Deed (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Deed.

1.6	Contracts (Rights of Third Parties) Act 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

2	Banks’ and Agent’s consent

The Banks and the Agent (relying upon each of the representations and warranties on the part of the Borrower contained in clause 4) agree with the Borrower and, subject to the terms and conditions of this Deed and in particular, but without prejudice to the generality of the foregoing, fulfilment to the satisfaction of the Agent on or before the Effective Date of the conditions contained in clause 5, the Banks and the Agent hereby agree to the amendment of the Principal Agreement on the terms set out in clause 3.

3	Amendments to the Principal Agreement and the Security Documents

3.1	Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended:

3.1.1	by constructing clause 1.1 of the Original Agreement to include the additional provisions contained in Recitals (A) to (E) inclusive of this Deed;

3.1.2	by inserting the following new definition in clause 1.2 of the Principal Agreement:

""New Fee Letter" means the letter dated March 2007 executed between the Borrower, the Agent and the Arranger, setting out the fees to be paid by the Borrower to the Agent and the Arranger;"

3.1.3	by inserting the following new definition in clause 1.2 of the Principal Agreement:

""Warrants" means the zero coupon warrants (convertible into Omega class A common shares by not earlier than 31 March 2009) in the Borrower to be purchased by, and issued to, the sellers of the Two Additional Ships in the aggregate amount of nine million Dollars ($9,000,000)."

3.1.4	by adding at the end of the definitions of "Borrowed Money" in clause 1.2 of the Principal Agreement the additional wording "and excluding the Warrants".

3.1.5	by adding at the end of the definition of "Current Liabilities" in clause 8.6 of the Principal Agreement the additional wording "and excluding the Warrants".

3.1.6	by inserting the following new definitions in clause 1.2 of the Principal Agreement:

""New Ship A" means the product carrier of approximately 74,200 dwt currently under construction by STX Shipbuilding Co., Ltd. (the "Builder") with hull number S-1205 to be acquired by the relevant Additional Owner and everything now or in the future belonging on it on board and ashore";

""New Ship B" means the product carrier of approximately 74,200 dwt currently under construction the Builder with hull number S-1206 to be acquired by the relevant Additional Owner and everything now or in the future belonging on it on board and ashore";

"Two Additional Ships" means, together, New Ship A and New Ship B.

3.1.7	by inserting the following new definition in clause 1.2 of the Principal Agreement:

""Second Supplemental Agreement" means the Agreement dated       March 2007 supplemental to this Agreement made between (1) the Borrower, (2) the Banks, (3) the Arranger, (4) the Swap Bank and (5) the Agent;";

3.1.8	by deleting and replacing sub-clause (a) of the definition of "Termination Date" in clause 1.2 of the Principal Agreement as follows:

""Termination Date" means:

(a) in relation to Facility A, the date which is the earlier of (i) the date upon which the final drawdown with respect to the Two Additional Ships occurs and (ii) 31 May 2007; and"

3.1.9
by inserting the words "(as supplemented and amended from time to time including, without limitation, by the First Supplemental Deed and the Second Supplemental Deed)", after the words "this Agreement" in paragraph (b) of the definition of "Security Documents" in clause 1.2 of the Principal Agreement;";

3.1.10	by deleting sub-clause (a) of clause 2.6.8 of the Principal Agreement and replacing it with the following sub-clause:

"(a) the ratio of Total Debt to Fleet Market Value not exceeding sixty percent (60%) both prior to and following the drawdown of the relevant Advance of Facility B (other than Advances of Facility B relating to the Two Additional Ships) and the ratio of Total Debt to Fleet Market Value not exceeding sixty five percent (65%) both prior to and following the drawdown of the relevant Advance of Facility B relating to the Two Additional Ships."

3.1.11	by inserting the following new clause 2.12 in the Principal Agreement:

"2.12 In relation to each of the Two Additional Ships, the Banks agree, according to their several obligations, to make available to the Borrower an aggregate amount not exceeding the lesser of (a) seventy three point twelve per cent (73.12%) of the lower of the aggregate Contract Price of the Two Additional Ships and their Fair Market Value on the date of signing of this Deed and (b) ninety four million three hundred and seventeen thousand three hundred and forty nine Dollars and fourteen cents ($94,317,349.14), which shall be made available by (a) re-committing for reborrowing again (once only) an amount of thirty eight million one hundred and one thousand seven hundred and twenty four Dollars and fourteen cents ($38,101,724.14) from the Facility A and (b) drawing an amount of fifty six million two hundred and fifteen thousand six hundred and twenty five Dollars ($56,215,625) from Facility B such amounts to be combined and to comprise two Advances one for each of the Two Additional Ships in each case not exceeding the lesser of (a) forty seven million one hundred and fifty eight thousand six hundred and seventy four Dollars and fifty seven cents ($47,158,674.57) and (b) seventy three point twelve per cent (73.12%) of the lesser of the Contract Price and the Fair Market Value of the relevant Additional Ship on the date of signing of this Deed. The Agent herby confirms that the Two Additional Ships meet the Additional Ship Selection Criteria, and are hereby approved by the Agent as Additional Ships and shall hereby be construed to comprise Additional Ships for the purposes of this Agreement."

3.1.12	by deleting clause 4.2.1 (a) of the Principal Agreement and replacing it with the following clause:

“4.2.1 Subject as hereinafter provided, the Borrower shall repay:

(a)
each Advance of Facility B (other than Advances of Facility B relating to the Initial Ships, which shall be calculated in accordance with clause 4.2.1 (b) (other than Everhard, the repayment provisions for which shall be calculated in accordance with this clause 4.2.1(a) and other than Advances of Facility B relating to the Two Additional Ships, which shall be calculated in accordance with clause 4.2.1 (c)) by instalments payable on each of the Facility B Repayment Dates applicable to such Advance and in any event by the Final Repayment Date.  The repayment instalments of each such Advance of Facility B shall be calculated by the Agent in accordance with the following formula:

Amount of Advance

2 x (16 - (YA - YB))

Where:

YA is the year of acquisition of the relevant Ship and YB is the year of construction of the relevant Ship, but so that any part of an Advance not fully amortised using such calculation shall form part of the final repayment instalment of the relevant Advance; and

(b)
each Advance of Facility B relating to the Initial Ships (other than Everhard) by instalments payable on each of the Facility B Repayment Dates applicable to such Advance and in any event by the Final Repayment Date.  The repayment instalments of each such Advance of Facility B shall be calculated to reflect a 16 years amortisation profile down to zero.

If the aggregate of the Advances of Facility B relating to the Initial Ships (other than Ekavi, Electra and Everhard) is less than thirty four million one hundred thousand Dollars ($34,100,000), the amount of each repayment instalment shall be reduced proportionately.”;

(c)
each Advance of Facility B relating to each of the Two Additional Ships by instalments payable on each Facility B Repayment Date applicable to such Advance and in any event by the Final Repayment Date.  The repayment instalments of each such Advance of Facility B shall be calculated to reflect an 18 years amortisation profile down to zero.

3.2	Continued force and effect

Save as amended by this Deed and such alterations and variations as may be necessary to make the Principal Agreement and the Security Documents consistent with this Deed, the provisions of the Principal Agreement and the other Security Documents shall continue in full force and effect and the Principal Agreement and this Deed shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

The Borrower represents and warrants to the Banks and the Agent that:

4.1.1	Existing representations and warranties

The representations and warranties set out in clause 7 of the Principal Agreement were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Deed, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date.

4.1.2	Corporate power

The Borrower has power to execute, deliver and perform its obligations under this Deed and all documents and other instruments to be executed by it in accordance with this Deed to which it is or is to be a party and all necessary corporate, shareholder and other action has been taken by the Borrower to authorise the execution, delivery and performance of this Deed and all documents and other instruments to which it is or is to be a party.

4.1.3	Binding obligations

This Deed constitutes valid and legally binding obligations of the Borrower enforceable in accordance with its terms.

4.1.4	No conflict with other obligations

The execution, delivery and performance of this Deed by the Borrower will not (a) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which the Borrower is subject, (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or is subject or by which it or any of its property is bound or (c) contravene or conflict with any provision of the constitutional documents of the Borrower or (d) result in the creation or imposition of or oblige the Borrower to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of the Borrower.

4.1.5	No filings required

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Agreement and this Deed is in proper form for its enforcement in the courts of each Relevant Jurisdiction.

4.1.6	Choice of law

The choice of English law to govern this Deed and the submission by the Borrower to the non-exclusive jurisdiction of the English courts are valid and binding.

4.1.7	Consents obtained

Every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by the Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Borrower of its obligations under this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Deed and clause 7 of the Principal Agreement shall be deemed to be repeated by the Borrower on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Banks and the Agent referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the relevant documents and evidence specified in Schedule 2 in form and substance satisfactory to the Agent on or prior to the relevant Drawdown Date.

5.2	General conditions precedent

The agreement of the Banks and the Agent referred to in clause 2 shall be subject to:

5.2.1
the representations and warranties in clause 4 being true and correct on the Effective Date and each Drawdown Date as if each was made with respect to the facts and circumstances existing at such time;

5.2.2	no Default having occurred and continuing at the time of the Effective Date and each Drawdown Date; and

5.2.3	all expenses payable by the Borrower to the Agent and/or the Banks being paid in full.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Banks and the Agent and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part with or without conditions.

5.4	Security Documents

The Borrower further acknowledges and agrees, for the avoidance of doubt, that:

5.4.1
each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement; and

5.4.2
with effect from the Effective Date, references to "the Agreement" or "the Facilities Agreement" in any of the Security Documents to which it is a party shall henceforth be reference to the Principal Agreement as amended by this Deed and as from time to time hereafter amended.

6	Fee

The Borrower hereby undertakes to pay a restructuring fee in accordance with the terms of the relevant New Fee Letter.

7	Expenses

The Borrower hereby undertakes to pay all legal and other expenses or disbursements incurred by the Bank in the negotiation, preparation and execution of this Deed and in connection with the fulfilment of the conditions specified in clause 5.

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 17.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

8.2	Counterparts

This Deed may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Law and jurisdiction

This Deed shall be governed by, and construed in accordance with, English law and the provisions of clause 18.2 of the Principal Agreement shall be deemed incorporated herein mutatis mutandis.

IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed on the date first above written.

Schedule 1

Name	Address and fax
HSH Nordbank AG	Attn: Shipping, Greek Clients Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany Fax: + 49 40 3333 34118
Credit Suisse	Attn: Ship Finance SGAS 6 St. Alban Graben 1-3 P.O. Box 4002 Basle Switzerland Fax: +41 61 266 7939
The Governor and Company of The Bank of Scotland	Attn: Marine Finance Second Floor Pentland House 8 Lochside Avenue Edinburgh EH12 9DJ Fax: + 44 131 658 3220
Dresdner Bank AG	Attn: Corporate Banking Jungfernstieg 22 20349 Hamburg Germany Fax: +49 40 3501 4007

Schedule 2
Part 1

Documents and evidence required as conditions precedent to any Advance being made (referred to in clause 5.1)

1	Corporate authorisation

in relation to the Borrower and/or any of the Owners:

(a)	Constitutional documents

copies certified by an officer of the Borrower and/or any of the Owners, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors approving the execution of this Deed and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five Banking Days prior to the date of this Agreement) by an officer of the Borrower and the Owners:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of the Borrower and the Owners duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of the Borrower and the Owners specifying the names and positions of such persons, certified (in a certificate dated no earlier than five Banking Days prior to the date of this Agreement) by an officer of the Borrower and the Owners to be true, complete and up to date;

2	Security Documents

the Supplemental Security Documents Letters and the relevant Share Charge and any required addenda to the Assignment of Intra-Group Loan Agreement, Master Swap Agreement and Master Swap Assignment duly executed;

3	Consents

a certificate (dated no earlier than five Banking Days prior to the date of this Agreement) from an officer of the Borrower and the Owners stating that no consents, authorisations, licences or approvals are necessary for the Borrower and the Owners to authorise, or are required by each of the Borrower and the Owners or any other party (other than the Banks and/or the Agent) in connection with, the execution, delivery, and performance of this Deed to which they are or will be a party;

4	Legal opinions

such legal opinions in relation to the laws of the Marshall Islands and any other legal opinions as the Agent shall in its reasonable discretion deem appropriate in favour of the Agent and the Banks;

5	Payments

payment by the Borrower of all amounts currently due and owing by the Borrower to the Agent and the Banks under the Principal Agreement;

6	Expenses

payment by the Borrower to the Agent of the expenses payable by the Borrower to the Agent pursuant to clause 7 of this Deed;

7	Process agent

an original or certified true copy of a letter from the Borrower’s agent for receipt of service of proceedings accepting its appointment under this Agreement as the Borrower's process agent; and

8	Fee

evidence of payment to the Agent of the restructuring fee referred to in the New Fee Letter.

Part 2

Documents and evidence required as a condition precedent to each
Advance being made

(a)	Conditions precedent

if the relevant Additional Ship is a newbuilding, evidence that the conditions precedent set out in Part 1 and Part 2 of Schedule 4 of the Principal Agreement, remain fully satisfied;

(b)	No claim

if the relevant Additional Ship is a newbuilding, evidence satisfactory to the Agent and/or the Banks that the relevant Builder (and any other party who may have a claim pursuant to the relevant Contract) has no claims against such Additional Ship or the Borrower or relevant Additional Owner and that there have been no breaches of the terms of the relevant Contract or the Refund Guarantee or any default thereunder;

(c)	MOA

photocopies, certified as true, accurate and complete of the MOA for the relevant Additional Ship together with such documents as the Agent may require to evidence the nomination of the relevant Additional Owner as purchaser of the relevant Additonal Ship;

(d)	No variations to Contract

if the relevant Additional Ship is a newbuilding, evidence that there have been no amendments or variations agreed to the relevant Contract and that no action has been taken by the Borrower; the relevant Additional Owner or the relevant Builder which might in any way render the relevant Contract inoperative or unenforceable, in whole or in part;

(e)	No Encumbrance

if the relevant Additional Ship is a newbuilding, evidence that there is no Encumbrance of any kind created or permitted by any person on or relating to the relevant Contract other than a Permitted Encumbrance;

(f)	Ship conditions

evidence that the relevant Additional Ship for which the relevant Advance is to be made:

(i)	Registration and Encumbrances

is registered in the name of the relevant Additional Owner through the relevant Registry under the laws and flag of the relevant Flag State and that such relevant Additional Ship and its Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Document) are free of Encumbrances;

(ii)	Classification

maintains the Classification for such relevant Additional Ship free of all requirements and recommendations affecting class of the relevant Classification Society; and

(iii)	Insurance

is insured in accordance with the provisions of the relevant Security Documents and all requirements of the relevant Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such relevant Additional Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such relevant Additional Ship); and

(g)	Security documents and delivery documents

the relevant Additional Owner’s Guarantee and the relevant Ship Security Documents for such Ship and the relevant Account Pledge duly executed;

(h)	Borrower’s and Additional Owner’s further corporate authorisations copies of the resolutions of the Borrower’s and relevant Additional Owner’s directors and shareholders evidencing authorisation of the acceptance of the delivery of such relevant Additional Ship and authorisation and approval of the relevant Ship Security Documents for such relevant Additional Ship and the transactions contemplated therein and any other documents issued or to be issued pursuant thereto and authorising their appropriate officers or other representatives to execute the same on their behalf certified in the manner referred to in paragraph (b) of Part 1 of this Schedule (or other evidence of such authorisation, approval and/or ratification) and any power of attorney issued pursuant to the said resolutions;

(i)	Covenants and approvals

a confirmation for the relevant Additional Owner that no consents, authorisations, licenses and approvals are necessary in any Relevant Jurisdiction to enable such Additional Owner to enter into and to perform its obligations under the Security Documents to which it is a party;

(j)	Updated certificates of incumbency

a list of directors and officers of each of the Borrower and the relevant Additional Owner specifying the names and positions of such persons and copies of the signatures of the persons who have been authorised on behalf of each person to sign such of the Underlying Documents and the Security Documents to which such person is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Delivery Date for such Additional Ship) by an officer of such person to be, in the case of the list of directors, true, complete and up to date and, in the case of the specimen signatures, true signatures of such persons or a certificate by an officer of such person that the list provided in respect of such person pursuant to paragraph (d) of Part 1 of this Schedule and that the specimen signatures provided in respect of such person pursuant to paragraph (c) of Part 1 of this Schedule remain true, complete and up to date;

(k)	Management

the relevant Manager’s Undertaking duly executed and copies, certified by an officer of the Borrower or the relevant Additional Owner, of the Management Agreement for such Additional Ship;

(l)	Mortgage registration

evidence that the relevant Mortgage has been provisionally registered against such Additional Ship through the Registry for such Additional Ship under the laws and flag of the Flag State for such Additional Ship;

(m)	Notices of assignment and acknowledgements

copies of duly executed notices of assignment required by the terms of the Security Documents and in the forms prescribed by the Security Documents;

(n)	Bank accounts

evidence that the Earnings Account for such Additional Ship has been opened;

(o)	Insurance opinion

an opinion from insurance consultants appointed by the Banks, on the insurances effected or to be effected in respect of such Additional Ship upon and following the Delivery Date for such Additional Ship;

(p)	Legal opinions

(i)      Marshall Islands opinion

an opinion of Seward & Kissel special legal advisers in the Marshall Islands to the Agent;

(ii)     Additional Owner(s)’ opinion

an opinion of the Agent’s special legal advisers in each Relevant Jurisdiction with respect to the relevant Additional Owner;

(iii)    Flag State opinion

an opinion of the special legal advisers to the Agent in the Flag State of such Additional Ship and an opinion from the special legal advisers to the Agent in any Relevant Jurisdiction where such Additional Ship has its underlying registration as set out in Part 1 of Schedule 2;

(iv)    German opinion

an opinion of Watson, Farley and Williams special legal advisers to the Agent in Germany; and

(v)     Further opinions

any such further opinion as may be required by the Agent and/or Banks;

(q)	Borrower’s and Additional Owner’s process agent

a copy, certified as a true copy by the Borrower’s or relevant Additional Owner’s solicitors or other person acceptable to the Agent of a letter from the Borrower’s or relevant Additional Owner’s or the relevant Security Party’s agent for receipt of service of proceedings referred to in each of the relevant Ship Security Documents in which it is or is to be appointed as the Borrower’s agent;

(r)	Valuation

valuation (dated not more than two (2) weeks prior to the date of signing of this Deed) of such Additional Ship;

(s)	Manager’s confirmation

the Manager has confirmed in writing that the representations and warranties set out in clause 7.2.11 of the Principal Agreement are true and correct;

(t)	Certificates of financial responsibility

if applicable, a copy of a certificate of financial responsibility complying with the requirements of the United States Oil Pollution Act 1990 or the United States Comprehensive Environmental Response Compensation Liability Act 1980 together with evidence of approval thereof by the relevant regulatory authorities;

(u)       Payment of Contract Price, Equity Portion and Seller's Investment

if the Additional Ship is a newbuilding, evidence that the Contract Price for such Additional Ship has been (or upon drawdown of the Delivery Advance for such Additional Ship will have been) paid in full and evidence that the Additional Owner will contribute an equity portion in the amount of sixteen million one hundred and twenty five thousand Dollars ($16,125,000) in respect of each Additional Ship

(v)	ISM Code and ISPS Code documentation

a copy, certified by an officer of the Borrower, of the SMC, DOC and ISSC Certificate for such Additional Ship; and

(w)	Fees, commissions and expenses

evidence that any fees and commission due from the Borrower pursuant to the terms of clause 5.1 of the Original Agreement and any other provision of the Security Documents and all expenses under clause 5.2 of the Original Agreement have been paid in full.

(x)	Chartering of the Additional Ships evidence that the Additional Ship shall have an Acceptable Employment in place.";

Schedule 3

To:       HSH Nordbank AG,
Gerhart-Hauptmann-Platz 50,   20095 Hamburg, Germany [Date]
Dear Sirs,

Omega Navigation Enterprises, Inc. - Facilities Agreement for a US$145,000,000 Term Loan and US$150,000,000 Revolving Credit Facility (as supplemented and amended, the "Facilities Agreement")

We refer to:

1
the guarantee dated [●] (the "Guarantee") executed by us in favour of you (in your capacity as Security Agent and Trustee for the Banks (as hereinafter defined)) guaranteeing the obligations of Omega Navigation Enterprises, Inc. (the "Borrower") to you and the Banks under the Facilities Agreement (as supplemented and amended) made between (1) the Borrower, (2) the banks and financial institutions whose names are set out in Schedule 1 Part 1 of the Facilities Agreement (the "Banks") (3) yourselves in your capacity as mandated lead arranger, (4) yourselves in your capacity as swap bank and (5) yourselves in your capacity as Agent, security agent and trustee (the "Agent"); and

2	each of the Security Documents (as defined in the Facilities Agreement) to which we are a party (together the "Security Documents");

the second supplemental agreement dated [●] (the "Supplemental Agreement") made between the (1) the Borrower, (2) the Banks, (3) yourselves in your capacity as mandated lead arranger, (4) yourselves in your capacity as swap bank and (5) the Agent, being supplemental to the Facilities Agreement, a copy of which Supplemental Agreement is attached to this letter. Words and expressions defined in the Supplemental Agreement shall, unless otherwise defined herein, have the same meaning when used in this letter.

We hereby confirm that we have reviewed the terms of the Supplemental Agreement and consent to the amendments to the Facilities Agreement contained in the Supplemental Agreement and agree that:

(a)
the Guarantee and the Security Documents, and our obligations thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Facilities Agreement contained in the Supplemental Agreement; and

with effect from the Effective Date references in the Guarantee and the Security Documents to "the Agreement" or "the Facilities Agreement" shall henceforth be references to the Facilities Agreement as amended by the Supplemental Agreement and as from time to time hereafter amended and shall also be deemed to include the Supplemental Agreement and the obligations of the Borrower thereunder.This letter is executed as an Agreement and is governed by and shall be construed in accordance with English law.

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[THE RELEVANT OWNER]	)
by	)
[its duly authorised attorney-in-fact	)	……………………
pursuant to a power of attorney	)	[Attorney-in-fact]
dated	)
in the presence of:]	)

Borrower

SIGNED, SEALED and DELIVERED as a DEED))
by	)
authorised signatory for and on behalf of	)
OMEGA NAVIGATION ENTERPRISES, INC.	)
pursuant to a Board Resolution	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

Arranger

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

Swap Bank

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

Agent

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

Banks

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
CREDIT SUISSE	)
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
THE GOVERNOR AND COMPANY	)
OF THE BANK OF SCOTLAND
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DRESDNER BANK AG	)
pursuant to a power of attorney	)	……………………
dated 2007)		Attorney-in-fact
in the presence of:	)

………………..Witness

Name:
Address:Occupation:

SK 23286 0002 889265